CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

December 6, 2004

Date of Report

(Date of Earliest Event Reported)

KNIGHTSBRIDGE FINE WINES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction   (Commission File Number)     (IRS Employer

of incorporation)                                             Identification No.)

One Kirkland Ranch Road,

Napa, California 94558

(Address of principal executive offices (zip code))

(707) 254-9100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 7 – Regulation FD

Item 7.01: Regulation FD Disclosure

In April 2004, the Company acquired 50 percent ownership of the Kirkland Ranch Estate Winery via their joint venture subsidiary, Kirkland Knightsbridge LLC, a California limited liability company, pursuant to a Capital Stock Contribution Agreement, dated as of April 21, 2004, by and among Kirkland Ranch, LLC, a California limited liability company, Kirkland Knightsbridge, Knightsbridge and Mr. Larry Kirkland.  By the end of December 2004, Kirkland Knightsbridge’s finished goods inventory is expected to reach approximately $10,500,000 in wholesale value.  For the fourth quarter of 2004, management is projecting revenues between $500,000 and $700,000.

Currently, retailers in various states across the country carry our products.  In California, Longs, Albertson’s and Vaughn’s carry our products; ABC Liquor sells our products in Florida.  Trader Joe’s in Massachusetts and Kroger’s in Texas and Georgia also carry our line of wines.   The Company believes that these regional listings can be leveraged to national listings.  By focusing on chain store retail businesses, the Company expects to generate monthly revenue of approximately $1,000,000 by the end of the second quarter of 2005.  Based upon a target of $11,273,000, with a pre-tax profit of $2,100,000, the Company’s objective is to achieve $8,000,000 to $15,000,000 in revenues for the 2005 fiscal year.

The foregoing information contains forward-looking statements based on current expectations, which involve uncertainties.  Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors.  Readers should also carefully review factors set forth in other reports or documents that we file from time to time with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Knightsbridge Fine Wines, Inc.
By: /s/ Joel Shapiro Joel Shapiro, CEO